CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Public Offering of 1,500,000 Shares of Common Stock

New York, New York, January 23, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that it has commenced an underwritten public offering of 1.5 million shares of its common stock.  Ladenburg Thalmann & Co. Inc. will act as underwriter of the offering.

“We are very pleased with this common stock offering of 1.5 million shares, which allows us to match fund our recently announced acquisition pipeline,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. Mr. Schorsch continued, “We continue to add value to our shareholders by successfully managing the prudent growth of our business and providing additional market liquidity in our shares.”

The Company intends to use the net proceeds of the offering to make property acquisitions in line with its investment objectives of purchasing properties that are net leased on a medium-term basis to investment grade and other creditworthy tenants and for other general corporate purposes. ARCP previously announced that it has placed $54.8 million of properties under agreement.

A registration statement relating to the offered securities has been declared effective by the Securities and Exchange Commission ("SEC"). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the related prospectus for the proposed offering may be obtained by contacting:

Ladenburg Thalmann & Co. Inc.

Attn: George Mangione

58 South Service Road, Suite 160

Melville, NY 11747

By telephone: (631) 270-1611

By email: GMangione@ladenburg.com

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.